Exhibit 99.1

Investor Contact:

Matt Friend

(503) 532-4213

Media Contact:

Mark Rhodes

(503) 532-8877

NIKE, Inc. Announces Strategic Distributor Partnerships

In Brazil, Argentina, Chile and Uruguay

Move Expands Distributor Business Model in South America

BEAVERTON, Ore., February 6, 2020 – NIKE, Inc. (NYSE: NKE) today announced it is transitioning its NIKE Brand business in Brazil, Argentina, Chile and Uruguay to strategic distributor partnerships, enabling a more profitable, capital efficient and value accretive business model. This move demonstrates NIKE’s ongoing approach to optimize country operating models across its global portfolio, with sharpened focus and investment against its biggest growth opportunities through the Consumer Direct Offense.*

NIKE remains firmly committed to serving consumers in these countries with the best of NIKE product innovation, services and experiences, while leveraging these partnerships to foster sustainable, profitable growth.*

“As NIKE continues to successfully implement the Consumer Direct Offense we are dedicated to serving consumers more personally and investing against the company’s long-term growth opportunities,” said Elliott Hill, NIKE, Inc. President, Consumer and Marketplace. “NIKE manages successful distribution businesses around the world and expanding this model in the rest of South America will help drive sustainable, profitable growth. Our partners are committed to serving local consumers and elevating retail and digital experiences and share NIKE’s values and commitment to employees.”*

NIKE’s relationship with and commitment to its athletes, clubs and federations in these countries will remain unchanged.*

When the transition is complete Grupo Axo will acquire NIKE’s operations in Argentina, Chile and Uruguay, and Grupo SBF S.A., (B3: CNTO3), through its wholly owned subsidiary, will become the owner of substantially all of NIKE’s operations in Brazil.*

Grupo Axo is a leading strategic multichannel operator and distributor with exclusive distribution rights for more than 30 well-recognized brands in Mexico and Chile. Grupo Axo brings more than 25 years of experience as a premium brand steward and also has an existing partnership with NIKE in Mexico operating five NIKE stores. Grupo SBF owns the brand “Centauro” and operates the largest sporting goods retailer in Brazil and across Latin America, operating 209 stores with strong omni-channel capabilities.

Both Grupo Axo and Grupo SBF have proven management teams who are committed to a well-coordinated business transition, with the aim of completing the transactions by mid-2020. Grupo Axo’s transaction is subject to local government approval and Grupo SBF’s transaction is subject to Brazil Antitrust Authority approvals.*

As a result of the transactions, during the third quarter of fiscal 2020, NIKE will classify the assets and liabilities of the entities to be sold as held for sale on the Consolidated Balance Sheet and will recognize a one-time, non-recurring charge related to foreign exchange of approximately $425 million. This charge primarily reflects the anticipated release of associated non-cash cumulative foreign currency translation losses and could fluctuate due to changes in exchange rates up to the date of close.*

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

About Grupo Axo

Grupo Axo is a Latin American premier partner to global fashion brands. Founded in Mexico in 1994, Grupo Axo leverages more than 25 years of experience in brand stewardship across the retail, wholesale, and e-commerce sectors to serve as a multichannel operator and distributor for its leading global client base, including Abercrombie & Fitch, Bath & Body Works, Brooks Brothers, Brunello Cucinelli,

Calvin Klein, Chaps, Coach, Crate and Barrel, Guess, Hollister, IZOD, Kate Spade New York, Laces, LOFT, Lust, NIKE, PVH Heritage Brands, Rapsodia, Speedo, TAF, Tommy Hilfiger, TrueKids, Victoria´s Secret, and Warner’s. Grupo Axo operates nearly 5,000 corners in department stores and nearly 800 retail stores and shop-in-shops across Latin America. The company also owns and operates Promoda, a leading Mexican off-price retailer, and Privalia, an off-price multibrand e-commerce retailer, as well as Reduced, Rewind, and Urban Store, additional off-price store concepts.

About Grupo SBF

With 38 years in the market, Grupo SBF is a publicly traded corporation in Brazil (B3: CNTO3) and owner of the brand “Centauro”, the largest omnichannel retailer of sporting goods in Latin America. Centauro has 200+ stores in more than 20 states in Brazil, as well as an e-commerce operation (www.centauro.com.br) and exclusive app. Centauro offers personalized services and experiences for each consumer profile, assisting in the purchasing process and democratizing sports practice in the country. Under a omnichannel model, consumers decide when, where, and how to try, buy, and receive their products. Based in Sao Paulo, Grupo SBF has 6,000+ employees.

*

The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, risks and uncertainties relating to NIKE’s ability to complete a successful transition of its business model, and those detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

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